Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Ascent Solar Technologies, Inc. on Forms S-3 (Nos. 333-145873, 333-147000, 333-149740, 333-150998, 333-156665, 333-178821, 333-189739, 333-195136, 333-190701, 333-199214, 333-200783 and 333-202073), and Forms S-8 (Nos. 333-142768, 333-152642, 333-152643, 333-161794, 333-171355, 333-171356, and 333-182410), of our report dated March 18, 2015 relating to our audits of the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2014.

/S/ HEIN & ASSOCIATES LLP

Denver, Colorado
March 18, 2015